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                     AMENDMENT NO. 2 DATED FEBRUARY 22, 1999
                                TO THE ARBOR FUND
                             INVESTMENT SUB-ADVISORY
                         AGREEMENT DATED AUGUST 31, 1995
                                 BY AND BETWEEN
                      CITIZENS COMMERCIAL AND SAVINGS BANK
                                       AND
                      NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

   THIS AMENDMENT No. 2 is entered into and binding upon the Arbor Fund (the "Trust") as a party to the Investment Sub-Advisory Agreement dated August 31, 1995 by and between Citizens Bank (formerly Citizens Commercial and Savings
   Bank) and Nicholas-Applegate Capital Management (the "Agreement").

   FURTHER, paragraph 3 of the Agreement shall be replaced in its entirety with the following:

WHEREAS, Citizens desires to retain the Sub-Adviser as its agent to furnish investment advisory services to the Golden Oak Growth Fund and Golden Oak Tax-Managed Equity Fund.

   FURTHER, Section 6 of the Agreement shall be replaced in its entirety with the following:

      6. COMPENSATION. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Trust will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at an annual rate of .40% of the average daily net assets of the Growth Fund and Tax-Managed Equity Fund. This fee will be computed daily and paid to the Sub-Adviser monthly.

   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                               CITIZENS BANK
                               BY: /s/ Dana A. Czmer
                               NAME:   Dana A. Czmer
                               TITLE:  SVP

                               NICHOLAS-APPLEGATE CAPITAL MANAGEMENT
                               BY: /s/ E. Blake Moore, Jr.
                               NAME:   E. Blake Moore, Jr.
                               TITLE:  General Counsel

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                               THE ARBOR FUND
                               BY: /s/ Joseph M. O'Donnell
                               NAME:   Joseph M. O'Donnell
                               TITLE:  V.P.